Filed Pursuant to Rule 424(b)(3)

Registration No. 333-252993

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated June 4, 2021)

88,159,784 Shares of Class A Common Stock

6,074,310 Warrants

This Prospectus Supplement No. 1 supplements the Prospectus dated June 4, 2021 (the “Prospectus”) of CarLotz, Inc., a Delaware corporation (“we” or the “Company”), that forms a part of the Company’s Registration Statement on Form S-1 (File No. 333-252993). This Prospectus Supplement No. 1 is being filed to update and supplement certain information contained in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 7, 2021. This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

We are an “emerging growth company,” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 9 of the prospectus.

You should rely only on the information contained in the Prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 7, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2021

CarLotz, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38818	83-2456129
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

611 Bainbridge Street, Suite 100

Richmond, Virginia 23224

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (804) 728-3833

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A common stock, par value $0.0001 per share	LOTZ	The Nasdaq Global Market
Redeemable warrants, exercisable for Class A common stock at an exercise price of $11.50 per share	LOTZW	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07.	Submission of Matters to a Vote of Security Holders.

(a) The annual meeting of stockholders of CarLotz, Inc. (the “Company”) was held on June 3, 2021 (the “Annual Meeting”).

(b) At the Annual Meeting, the stockholders:

•	Elected three Class 1 directors, each to serve for a three-year term until the 2024 annual meeting of stockholders or until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal; and

•	ratified the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

The following are the final voting results for each of the two items votes on at the Annual Meeting.

1.	Election of Directors:

NOMINEE	VOTES FOR	VOTES WITHHELD	BROKER NON-VOTES
David R. Mitchell	78,438,290	43,925	14,130,833
Luis Ignacio Solorzano Aizpuru	77,032,231	1,449,984	14,130,833
Kimberly H. Sheehy	78,430,091	52,124	14,130,833

2.	Ratification of Appointment of Deloitte & Touche LLP:

VOTES FOR	VOTES AGAINST	VOTES ABSTAINED
92,527,358	56,666	29,024

(c) Not applicable.

(c) Not applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARLOTZ, INC.

Dated: June 7, 2021	By:	/s/ Rebecca C. Polak
	Name:	Rebecca C. Polak
	Title:	Chief Commercial Officer and General Counsel